Southern National Bancorp of Virginia, Inc. and Eastern Virginia Bankshares , Inc. Announce Transformational Merger of Equals Exhibit 99.2

2 This investor presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Southern National Bancorp of Virginia, Inc . ’s (“Southern National” or “SONA”) and Eastern Virginia Bankshares , Inc . ’s (“Eastern Virginia” or “EVBS”) expectations or predictions of future financial or business performance or conditions . These forward - looking statements are based on the current beliefs and expectations of the management of SONA or EVBS and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their control . In addition, these forward - looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change . Forward - looking statements may be identified by words such as “may,” “could,” “will,” “expect,” “believe,” “anticipate,” “forecast,” “intend,” “plan,” “prospects,” “estimate,” “potential,” or by variations of such words or by similar expressions . Forward - looking statements in this report (including in the exhibits hereto) may include, but are not limited to, statements about projected impacts of and financial results generated by the transaction . Forward - looking statements speak only as of the date they are made and SONA and EVBS assume no duty to update forward - looking statements, except as required by law . In addition to factors previously disclosed in SONA’s and EVBS’ reports filed with the SEC and those identified elsewhere in this report, the following factors, among others, could cause actual results to differ materially from the results expressed in or implied by forward - looking statements and historical performance : ability to obtain regulatory approvals and meet other closing conditions to the transaction ; delays in closing the transaction ; changes in asset quality and credit risk ; changes in interest rates and capital markets ; the introduction, timing and success of business initiatives ; competitive conditions ; and the inability to recognize cost savings or revenues or to implement integration plans associated with the transaction . Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, may not reflect actual results and may not be relied upon . Forward - Looking Statements

3 Investors are urged to review carefully and consider all public filings by SONA and EVBS with the SEC, including but not limited to their Annual Reports on Form 10 - K, their proxy statements, their Quarterly Reports on Form 10 - Q, and their Current Reports on Form 8 - K . The documents filed with the SEC may be obtained free of charge at the SEC’s website at www . sec . gov . The documents filed by SONA with the SEC may also be obtained free of charge at SONA’s website at www . sonabank . com or by requesting them in writing to Southern National Bancorp of Virginia, Inc . , 6830 Old Dominion Drive, McLean, VA 22101 , Attention : Investor Relations . The documents filed by EVBS with the SEC may also be obtained free of charge at EVBS’ website at www . evb . org or by requesting them in writing to Eastern Virginia Bankshares , Inc . , 10900 Nuckols Road , Suite 325 , Glen Allen, Virginia 23060 , Attention : Investor Relations . In connection with the proposed transaction, SONA intends to file a registration statement on Form S - 4 with the SEC which will include a joint proxy statement of SONA and EVBS and a prospectus of SONA . A definitive joint proxy statement/prospectus will be sent to the shareholders of each company seeking the required shareholder approvals . This report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval . Before making any voting or investment decision, investors and security holders of SONA and EVBS are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction . Free copies of these documents may be obtained as described above . SONA, EVBS, and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from SONA and EVBS shareholders in connection with the proposed transaction . Information about the directors and officers of SONA and their ownership of SONA common stock is set forth in the definitive proxy statement for SONA’s 2016 annual meeting of shareholders, as previously filed with the SEC on March 21 , 2016 . Information about the directors and officers of EVBS and their ownership of EVBS common stock is set forth in the definitive proxy statement for EVBS’ 2016 annual meeting of shareholders, as previously filed with the SEC on April 21 , 2016 . Investors may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available . Free copies of these documents may be obtained as described above . Additional Information

# Transaction Terms

| | |
|---|---|
| Buyer | Southern National Bancorp of Virginia, Inc. |
| Seller | Eastern Virginia Bankshares, Inc. |
| Company Branding | Southern National Bancorp of Virginia, Inc.; Sonabank |
| Headquarters | Holding Company: McLean, Virginia; Bank: Richmond, Virginia |
| Exchange Ratio | 0.6313 shares of SONA common stock for each share of EVBS common stock and preferred stock |
| Transaction Value[1] | $178.3 million |
| Consideration | 100% Stock of SONA (NASDAQ) |
| Pro Forma Ownership | 51.4% SONA / 48.6% EVBS |
| Executive Management | Joe Shearin (EVBS) – *President & CEO,* Georgia Derrico (SONA) – *Executive Chairman,* Rod Porter (SONA) – *Executive Vice Chairman* |
| Board Representation | 6 SONA / 5 EVBS with 1 additional observer seat for EVBS |
| Required Approvals | Customary regulatory and shareholder approvals |
| Expected Closing | Second quarter of 2017 |

[1] Based on SONA's ten day trailing weighted average price of $15.39, as of market close on December 12, 2016

4

5 Transaction Rationale • Significantly accretive to EPS in the first year • Accretive to tangible book value within 2 years • Operating synergies anticipated to result in readily achievable cost savings • Pro forma company will be well - capitalized • Pricing multiples in line with other recent mergers of equals Financially Attractive • Retaining leadership from both banks will help facilitate a successful integration process • Significantly increases future growth opportunities, both organic and acquisitive • Additional size and earnings should create shareholder value through stronger pricing metrics from both a trading and control perspective Well – Positioned Pro Forma Franchise Strategic Rationale • Creates the 7 th largest Virginia based community bank 1 • Combines SONA’s robust loan growth with EVBS’ strong core deposit base • Complementary footprints create a more diversified franchise • Both companies bring consistent earnings with the ability to enhance future EPS through efficiencies • Pro forma market capitalization broadens investor base and share liquidity 1 Community bank defined as banks with < $10.0 billion in assets as of September 30, 2016

6 Transaction Assumptions Estimated Cost Saves • $9.9 million pre - tax savings • 16% of combined 2016 estimated noninterest expense Transaction Expenses • $16.0 million in pre - tax expenses • 9.0% of transaction value Loan Mark • $23.0 million pretax mark • 2.5% of EVBS’ total loans OREO Mark • $460,000 pretax mark • 30% of EVBS’ total OREO Core Deposit Intangible • $8.9 million amortized straight - line over 10 years • 1.0% of EVBS’ core deposits Estimated Cost Savings Transaction Expenses Loan Mark OREO Mark Core Deposit Intangible

7 Transaction Impacts 1 Please refer to the Non - GAAP reconciliation and footnotes in the appendix on page 17 - 19 Note: Payback period calculated using the crossover method Source: SNL Financial Key Transaction Impacts Capital Impact 9/30/2016 Capital Ratios SONA Pro Forma TCE / TA 1 10.1% ≈8.7% Leverage Ratio 10.6% ≈9.1% CET1 Ratio 12.6% ≈11.1% Tier 1 Ratio 12.6% ≈11.4% RBC Ratio 13.5% ≈12.9% SONA 2017 EPS Accretion Greater than 15% SONA 2018 EPS Accretion Greater than 20% Tangible Book Value Accretion/(Dilution) Less than 5% Tangible Book Payback Period Within 2 Years Ownership Split SONA 51.4% / EVBS 48.6% EVBS Dividend Pickup ≈ 70% ▪ EVBS preferred equity is converted into 5,240,192 shares of common stock ▪ Pro forma company remains above well - capitalized minimums at close ▪ The combined company’s earnings are expected to support a regular dividend while maintaining healthy capital levels ▪ Both management teams exercise a disciplined approach to capital management and recognize its importance to the future growth of the combined company ▪ Allows the combined company to consider various organic and acquisitive growth opportunities going forward

8 Low Risk Transaction 1 Includes $23 million loan mark and $0.5 million OREO mark Source: SNL Financial □ Established working relationship between the SONA and EVBS management teams ▪ Both teams worked together on their mutual investment in Southern Trust Mortgage ▪ Increases the probability of a smooth integration process for employees and customers □ Extensive credit review ▪ Over 50% of EVBS’ loan portfolio was reviewed by SONA’s internal team ▪ EVBS conducted reciprocal due diligence with approximately 50% of total loans reviewed ▪ Estimated credit mark 1 of approximately $23.5 million, compared to EVBS’ total NPAs of $20.9 million □ Comprehensive reciprocal operational due diligence performed ▪ Detailed review of business plans, budgets, credit processes, among other aspects of the businesses ▪ In depth evaluation of personnel at both companies to build the most efficient team for the combined company □ Pro forma bank CRE concentration ratios will be well within regulatory guidelines ▪ Estimated pro forma CRE concentration of 274%

9 Headquarters: 6830 Old Dominion Drive Suite 100 McLean, VA 22101 Executive Management: Georgia S. Derrico – Chairman & CEO Assets ($000): 1,135,436 Market Cap ($M): 188.7 TCE / TA 1 (%): 10.11 Tangible Book Value 1 ($): 9.27 LTM ROAA (%) : 0.99 LTM ROAE (%): 8.60 LTM Efficiency Ratio (%): 55.54 LTM Net Interest Margin (%): 4.05 NPAs / Assets (%): 1.08 NCOs / Loans (%): 0.49 Reserves / Loans (%): 0.93 Headquarters: 10900 Nuckols Road Suite 325 Glen Allen, VA 23060 Executive Management: Joe A Shearin - President & CEO Assets ($000): 1,314,896 Market Cap ($M): 172.6 TCE / TA 1,2 (%): 9.02 Tangible Book Value 1,2 ($): 6.37 LTM ROAA (%) : 0.65 LTM ROAE (%): 6.37 LTM Efficiency Ratio (%): 76.72 LTM Net Interest Margin (%): 3.72 NPAs / Assets (%): 1.59 NCOs / Loans (%): 0.17 Reserves / Loans (%): 1.12 Company Overviews 1 Please refer to the Non - GAAP reconciliation and footnotes in the appendix on page 17 - 19 2 Assumes EVBS’ preferred equity is converted into 5,240,192 shares of common stock Source: SNL Financial

# Established Roots in the Mid-Atlantic's Best Markets

| Virginia Deposit Market Share - Community Banks[1] | | | | |
|---|---|---|---|---|
| | | 2016 | | |
| 2016 Rank | Institution (ST) | Number of Branches | Total Deposits In Market ($000) | Total Market Share (%) |
| 1 | Union Bkshs Corp (VA) | 115 | 6,101,710 | 11.7 |
| 2 | TowneBank (VA) | 33 | 5,704,362 | 11.0 |
| 3 | Carter Bank & Trust (VA) | 88 | 3,948,043 | 7.6 |
| 4 | Burke & Herbert Bank & Trust (VA) | 25 | 2,262,071 | 4.3 |
| 5 | Access National Corp. (VA) | 19 | 2,113,820 | 4.1 |
| 6 | Xenith Bankshares Inc. (VA) | 32 | 2,002,794 | 3.8 |
| | **Pro Forma Entity** | **39** | **1,600,414** | **3.1** |
| 7 | First Bancorp Inc. (VA) | 21 | 1,163,717 | 2.2 |
| 8 | C&F Financial Corp. (VA) | 26 | 1,078,580 | 2.1 |
| 9 | WashingtonFirst Bankshares Inc (VA) | 12 | 1,053,412 | 2.0 |
| 10 | National Bankshares Inc. (VA) | 26 | 1,021,880 | 2.0 |
| **11** | **Eastern Virginia Bankshares (VA)** | **24** | **1,011,817** | **1.9** |
| 12 | American National Bankshares (VA) | 17 | 899,577 | 1.7 |
| 13 | Community Bankers Trust Corp (VA) | 17 | 760,685 | 1.5 |
| 14 | First Community Bancshares Inc (VA) | 24 | 748,659 | 1.4 |
| 15 | Old Point Financial Corp. (VA) | 20 | 729,103 | 1.4 |
| 16 | FVCBankcorp Inc. (VA) | 6 | 678,504 | 1.3 |
| 17 | John Marshall Bank (VA) | 4 | 667,965 | 1.3 |
| 18 | First National Corp. (VA) | 14 | 634,297 | 1.2 |
| 19 | Bay Banks of Virginia Inc. (VA) | 19 | 625,859 | 1.2 |
| 20 | Eagle Bancorp Inc (MD) | 9 | 616,230 | 1.2 |
| 21 | Chesapeake Financial Shares (VA) | 16 | 591,953 | 1.1 |
| **22** | **Southern National Bncp of VA (VA)** | **15** | **588,597** | **1.1** |
| 23 | Eagle Financial Services Inc. (VA) | 13 | 572,059 | 1.1 |
| 24 | BNC Bancorp (NC) | 9 | 559,902 | 1.1 |
| 25 | Park Sterling Corporation (NC) | 9 | 542,049 | 1.0 |
| | **Total For Institutions In Market** | **1,130** | **52,046,852** | **100.0** |



EVBS
SONA
Morgantown
Cumberland
Hagerstown
Frederick
Baltimore
Winchester
Washington
Alexandria
Harrisonburg
Charlottesville
Staunton
Waynesboro
Fredericksburg
Lynchburg
Roanoke
Petersburg
Hopewell
Newport News
Hampton
Norfolk
Suffolk

[1] Community Bank defined as banks with total assets <$10.0 billion as of September 30, 2016

Source: SNL Financial

10

11 Attractive Markets with Potential for Growth Source: SNL Financial Core Markets Other Key Markets □ Charlottesville ▪ 1 location with $120 million deposits ▪ Home to the University of Virginia and its 22,000 students □ Northern Neck and Middle Peninsula Region ▪ 10 locations with $439 million deposits ▪ Stable, low cost deposit base □ Shenandoah Valley ▪ 3 locations with $136 million deposits ▪ Significant manufacturing presence for large companies along Interstate 81 □ Washington D.C. MSA ▪ 19 locations with $657 million deposits ▪ Population: 6.1 million ▪ M etropolitan area with an economy based on science, engineering, and the Federal Government ▪ Access to the nation’s most affluent market - 14.3 % of households earn more than $ 200,000 annually □ Richmond MSA ▪ 10 locations with $416 million deposits ▪ Population: 1.3 million ▪ Economic hub that is home to 8 Fortune 500 companies ▪ University of Richmond and Virginia Commonwealth are located in the area □ Virginia Beach - Norfolk - Newport News MSA ▪ 5 locations with $142 million deposits ▪ Population: 1.7 million ▪ Economy is driven primarily by port - related commerce including shipbuilding, cargo storage and manufacturing ▪ Large military presence with 150,000 active duty and civilian personnel 4.7% 13.0% 7.5% 8.0% 11.0% 6.5% 5.5% 4.0% 4.9% 4.6% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% Washington DC MSA Richmond, VA MSA VA Beach, Norfolk, Newport News MSA VA USA Projected Growth Proj. HHI Growth (2016-2022) Proj. Population Growth (2016-2022) $91,346 $59,885 $59,454 $66,140 $55,551 $- $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 $80,000 $90,000 $100,000 Washington DC MSA Richmond, VA MSA VA Beach, Norfolk, Newport News MSA VA USA 2016 Household Income

12 Contribution Analysis 1 Assumes EVBS’ preferred equity is converted into 5,240,192 shares of common stock 2 Please refer to the Non - GAAP reconciliation and footnotes in the appendix on page 17 - 19 Dollars in thousands, except per share data; Data as of September 30, 2016 Percentage Contribution SONA EVBS SONA EVBS Total assets 1,135,436$ 1,314,896$ 46.3% 53.7% Total loans 912,831$ 936,624$ 49.4% 50.6% Total deposits 915,271$ 1,010,290$ 47.5% 52.5% Tangible common equity 1,2 113,606$ 116,990$ 49.3% 50.7% LTM stand-alone net income 10,457$ 8,304$ 55.7% 44.3% Market capitalization 1 188,707$ 172,554$ 52.2% 47.8% Shares Oustanding in Pro Forma Institution 1 12,261,643 11,588,643 51.4% 48.6% Fully Diluted Shares in Pro Forma Institution 13,117,343 11,630,167 53.0% 47.0% 46.3% 49.4% 47.5% 49.3% 55.7% 52.2% 51.4% 53.0% 53.7% 50.6% 52.5% 50.7% 44.3% 47.8% 48.6% 47.0% 0.0% 25.0% 50.0% 75.0% 100.0% Total assets Total loans Total deposits Tang. common equity LTM net income Market Cap Shares Outstanding Pro Forma Ownership Diluted - Pro Forma Ownership EVBS Contribution SONA Contribution

# Pro Forma Loans: September 30, 2016

## *"Combines SONA's strong lending platform …."*

### SONA



Consr & Other 0.2%
C&D 8.6%
1-4 Fam 23.4%
HELOC 3.2%
OwnOcc CRE 15.5%
Other CRE 33.0%
Multifam 3.6%
C&I 12.6%

| Loan Type | Composition ($000) | % of Total |
|---|---|---|
| Constr & Dev | 78,352 | 8.6% |
| 1-4 Family Residential | 213,947 | 23.4% |
| Home Equity | 28,822 | 3.2% |
| Owner - Occ CRE | 141,969 | 15.5% |
| Other CRE | 301,688 | 33.0% |
| Multifamily | 32,979 | 3.6% |
| Commercial & Industrial | 115,586 | 12.6% |
| Consr & Other | 1,472 | 0.2% |
| Total Loans | $912,831 | 100.0% |

**MRQ Yield on Loans: 5.20%**

### EVBS



Consr & Other 7.7%
C&D 9.9%
1-4 Fam 23.2%
HELOC 12.8%
OwnOcc CRE 20.3%
Other CRE 11.3%
Multifam 3.7%
C&I 11.1%

| Loan Type | Composition ($000) | % of Total |
|---|---|---|
| Constr & Dev | 92,672 | 9.9% |
| 1-4 Family Residential | 217,733 | 23.2% |
| Home Equity | 119,578 | 12.8% |
| Owner - Occ CRE | 190,502 | 20.3% |
| Other CRE | 106,205 | 11.3% |
| Multifamily | 34,302 | 3.7% |
| Commercial & Industrial | 103,964 | 11.1% |
| Consr & Other | 71,668 | 7.7% |
| Total Loans | $936,624 | 100.0% |

**MRQ Yield on Loans: 4.86%**

### Pro Forma



Consr & Other 4.0%
C&D 9.2%
1-4 Fam 23.3%
HELOC 8.0%
OwnOcc CRE 18.0%
Other CRE 22.0%
Multifam 3.6%
C&I 11.9%

| Loan Type | Composition ($000) | % of Total |
|---|---|---|
| Constr & Dev | 171,024 | 9.2% |
| 1-4 Family Residential | 431,680 | 23.3% |
| Home Equity | 148,400 | 8.0% |
| Owner - Occ CRE | 332,471 | 18.0% |
| Other CRE | 407,893 | 22.0% |
| Multifamily | 67,281 | 3.6% |
| Commercial & Industrial | 219,550 | 11.9% |
| Consr & Other | 73,140 | 4.0% |
| Total Loans | $1,851,438 | 100.0% |

**MRQ Yield on Loans: 5.03%**

Note: GAAP data shown, does not include purchase accounting adjustments
Source: SNL Financial

SONABANK

13

# Pro Forma Deposits: September 30, 2016

***…. with EVBS' attractive retail franchise"***

## SONA


Non Int. Bearing 10.0%
NOW Accts 4.5%
MMDA & Sav 19.8%
Time Deposits < $100k 16.6%
Time Deposits > $100k 49.2%

| Deposit Type | Composition ($000) | % of Total |
|---|---|---|
| Non Interest Bearing | 91,567 | 10.0% |
| NOW & Other Trans | 40,857 | 4.5% |
| MMDA & Sav | 180,778 | 19.8% |
| Time Deposits < $100k | 152,169 | 16.6% |
| Time Deposits > $100k | 449,900 | 49.2% |
| Total Deposits | $915,271 | 100.0% |

**MRQ Cost of Deposits:** **0.93%**
**Loans / Deposits** **99.5%**

## EVBS


Time Deposits > $100k 12.2%
Non Int. Bearing 19.9%
Time Deposits < $100k 11.1%
MMDA & Sav 26.1%
NOW Accts 30.6%

| Deposit Type | Composition ($000) | % of Total |
|---|---|---|
| Non Interest Bearing | 200,544 | 19.9% |
| NOW & Other Trans | 309,242 | 30.6% |
| MMDA & Sav | 264,171 | 26.1% |
| Time Deposits < $100k | 112,627 | 11.1% |
| Time Deposits > $100k | 123,706 | 12.2% |
| Total Deposits | $1,010,290 | 100.0% |

**MRQ Cost of Deposits:** **0.43%**
**Loans / Deposits** **92.6%**

## Pro Forma


Non Int. Bearing 15.2%
Time Deposits > $100k 29.8%
NOW Accts 18.2%
Time Deposits < $100k 13.8%
MMDA & Sav 23.1%

| Deposit Type | Composition ($000) | % of Total |
|---|---|---|
| Non Interest Bearing | 292,111 | 15.2% |
| NOW & Other Trans | 350,099 | 18.2% |
| MMDA & Sav | 444,949 | 23.1% |
| Time Deposits < $100k | 264,796 | 13.8% |
| Time Deposits > $100k | 573,606 | 29.8% |
| Total Deposits | $1,925,561 | 100.0% |

**MRQ Cost of Deposits:** **0.67%**
**Loans / Deposits** **96.2%**

Note: GAAP data shown, does not include purchase accounting adjustments
Source: SNL Financial

SONABANK

14

15 Transaction Summary Southern National Bancorp of Virginia and Eastern Virginia Bankshares are joining forces to create a premier Virginia - based community bank x Combination of complementary markets to create a more diversified franchise x Fusion of SONA’s dynamic lending platform with EVBS’ strong core deposit base x Significantly accretive to EPS in the first year x Pro forma institution remains well - capitalized with the ability to support future growth x Highly experienced management team with an established working relationship x Higher capital base will increase lending limit to better serve customers x Realistic assumptions minimize risk x Continued focus on maximizing shareholder value

16 Appendix

17 Non - GAAP Reconciliation – SONA Southern National Bancorp of Virginia, Inc. GAAP Reconciliation (Unaudited) (Dollars in thousands, except per share data) As of September 30, 2016 As of September 30, 2015 Common Shareholders' Equity 125,045$ 120,305$ Less: Intangible Assets (11,439) (11,672) Tangible Common Equity 113,606$ 108,633$ Book Value Per Common Share 10.20$ 9.86$ Less: Intangible Book Value Per Common Share (0.93) (0.96) Tangible Book Value Per Common Share 9.27$ 8.90$ Total Assets 1,135,436$ 1,017,887$ Less: Intangible Assets (11,439) (11,672) Tangible Assets 1,123,997$ 1,006,215$ Tangible Common Equity Ratio 10.11% 10.80%

18 Non - GAAP Reconciliation – EVBS Eastern Virginia Bankshares, Inc. GAAP Reconciliation (Unaudited) (Dollars in thousands, except per share data) As of September 30, 2016 As of September 30, 2015 Common Shareholders' Equity 134,645$ 124,943$ Less: Intangible Assets (17,655) (17,882) Tangible Common Equity 116,990$ 107,061$ Book Value Per Common Share 7.33$ 6.84$ Less: Intangible Book Value Per Common Share (0.96) (0.98) Tangible Book Value Per Common Share 6.37$ 5.86$ Total Assets 1,314,896$ 1,242,387$ Less: Intangible Assets (17,655) (17,882) Tangible Assets 1,297,241$ 1,224,505$ Tangible Common Equity Ratio 9.02% 8.74% Note: Assumes EVBS ’ preferred equity is converted into 5,240,192 shares of common stock

19 Non - GAAP Reconciliation Footnotes 1 Tangible common equity to tangible assets (“the tangible common equity ratio”) and tangible book value per common share are non - GAAP financial measures derived from GAAP - based amounts . The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders’ equity and dividing by total assets . The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders’ equity by common shares outstanding . The Company considers this information important to shareholders’ as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management, and others to evaluate capital adequacy and to compare against other financial institutions .